SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  December 13, 2000
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                          Cone Mills Corporation
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         (Exact Name of Registrant as Specified in its Charter)


         North Carolina             1-3634                  56-0367025
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(State or Other Jurisdiction   (Commission File          (IRS Employer
of Incorporation)               Number)                  Identification No.)


 3101 North Elm Street     Greensboro, North Carolina              27415-6540
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                    (Address of Principal Executive Offices)


Registrant's Telephone Number, Including Area Code      (336) 379-6220
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                                  N/A
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    (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   OTHER EVENTS

         On December 13, 2000, Cone Mills Corporation ("Cone") announced its plans to expand its Parras Cone joint venture denim plant in Parras, Mexico and to shut down its Raytex top-of-bed fabrics printing plant in Marion, South Carolina. Cone and its joint venture partner, Compania Industrial de Parras, S.A. de C. V., agreed to expand the joint venture's production capacity by 11 million yards, or 35%, for a capital investment of approximately $18 million. The expansion will be financed by Parras Cone's internal cash flow and borrowings under its existing credit facilities. The joint venture -- Parras Cone de Mexico -- has produced basic denim fabrics since it began commercial operations in late 1995. Cone will continue to design, service and market Parras Cone's production.

         Cone's decision to close its Raytex facility is part of its ongoing strategic plan to concentrate on businesses in which it has a leadership position, to redeploy human and capital resources to those core businesses, and to lower manufacturing costs. Cone does not have a leadership position in the top-of-bed fabrics market in which Raytex competes, a market dominated by large, vertical bedding manufacturers. Cone expects to close the Raytex facility within 60 days and will consider offers to purchase the facility. Operating losses at the Raytex facility totaled $4.3 million or $.11 per share on sales of $14.1 million for the first three quarters of 2000. The closing of Raytex is expected to result in an approximate $27 million after-tax charge in the fourth quarter of 2000, primarily in noncash costs associated with the write-off of intangible assets, and the write-down of plant, property and equipment and inventory. Raytex run-out costs are expected to be approximately $.8 million or $.02 per share for the first quarter of 2001. The Raytex facility employs approximately 200 persons.

         Except for the historical information presented, the matters disclosed in this current report include forward-looking statements. These statements represent Cone's current judgment on the future and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, without limitation: (i) the demand for textile products, including Cone's products, will vary with the U.S. and world business cycles, imbalances between consumer demand and inventories of retailers and manufacturers and changes in fashion trends, (ii) the highly competitive nature of the textile industry and the possible effects of reduced import protection and free-trade initiatives, (iii) the unpredictability of the cost and availability of cotton, Cone's principal raw material, (iv) Cone's relationships with Levi Strauss as its major customer, (v) Cone's ability to attract and maintain adequate capital to fund operations and strategic initiatives, (vi) successful completion of the exchange offer and consent solicitation for its 8-1/8% Debentures Due March 15, 2005, (vii) increases in prevailing interest rates, and (viii) the inability to continue the cost savings associated with Cone's restructuring initiatives. For a further description of these risks see Cone's 1999 Annual Report on Form 10-K, "Item 1. Business - Competition, - Raw Materials and - Customers" and "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Overview" of Item 7 of the Form 10-K report. Other risks and uncertainties may be described from time to time in Cone's other reports and filings with the Securities and Exchange Commission.

                                          SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              CONE MILLS CORPORATION



Date:    December 21, 2000                     By /s/ Neil W. Koonce
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                                                Neil W. Koonce
                                                Vice President, General Counsel
                                                and Secretary